EXHIBIT 99.1

Press Release

El Capitan On Wednesday January 19, 2011, 7:15 am EST

SCOTTSDALE, Ariz.--(BUSINESS WIRE)-- El Capitan Precious Metals, Inc. announced today the completion of the merger with Gold and Minerals Co, Inc. El Capitan Precious Metals, Inc. is the sole owner of the property in New Mexico previously referred to as the "El Capitan Property" and consisting of approximately 3000 acres.

The Company believes that completion of this merger, providing a single entity of ownership of the property, will greatly assist in the marketing efforts put forth by the Company.

The Company is very pleased in reaching this milestone and is continuing its efforts to develop an economically viable assay and recovery process. The Company intends to provide an update on the progress of these efforts in the near future.

About El Capitan Precious Metals, Inc. El Capitan Precious Metals, Inc. owns a 100% interest in the El Capitan property located near Capitan, New Mexico as well as a joint venture and 20% ownership of 13 mining claims and other assets known as the C.O.D. mine located near Kingman, Arizona...The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the results of metallurgical testing, interpretation of drill results, the geology, grade and continuity of mineral deposits, results of initial feasibility, pre-feasibility and feasibility studies and the possibility that future exploration, development or mining results will not be consistent with past results and/or the Company’s expectations, discrepancies between different types of testing methods, some or all of which may not be industry standard, the ability to mine precious and other minerals on a cost effective basis, the Company’s ability to successfully complete contracts for the sale of its iron ore and other products; fluctuations in world market prices for the Company’s products; the Company’s ability to obtain or maintain regulatory approvals; the Company’s ability to obtain financing for the commencement of mining activities on satisfactory terms; the Company’s ability to obtain necessary financing; the Company’s ability to enter into and meet all the conditions to close contracts to sell its mining properties that it chooses to list for sale, and other risks and uncertainties described in the Company’s filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

Contact:

Equiti.trend
Brian Barnes, 800-585-6988
or
James G. Ricketts, 303-472-3298
www.elcapitanpmi.com